Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our report dated September 24, 2012 on the financial statements of Columbia Short-Term Cash Fund of the Columbia Funds Series Trust II included in the Annual Report for the period ended July 31, 2012, as filed with the Securities and Exchange Commission in Amendment No. 82 to the Registration Statement (Form N-1A, No. 811-21852) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 27, 2012